Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated effective as of December 2, 2024 (the “Effective Date”), is by and between Intrepid Potash, Inc., a Delaware corporation (the “Company”), and Kevin S. Crutchfield (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:

TERMS

1.            Position and Duties.

(a)            Position. During the Term (as defined in Section 3 below), the Company shall employ Executive as its Chief Executive Officer and Executive shall serve in such capacity, subject to the terms and conditions of this Agreement. Executive shall report directly to the Non-Executive Chairman of the Company’s Board of Directors (the “Chairman”).

(b)            Duties. As Chief Executive Officer, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities the Company’s Board of Directors (the “Board”) may assign to the Executive not inconsistent with the position of Chief Executive Officer.

During the Term, the Executive shall devote substantially all of the Executive’s business time and energy and his business judgment, knowledge and skill to the best of his abilities to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

(c)            Compliance with Company Policies. During the Term, Executive shall comply with all applicable written Company rules and policies provided to Executive as a condition of employment.

2.            Primary Work Location. Although Executive shall be expected to travel as necessary to the Company’s other operating locations and elsewhere to perform his duties, responsibilities, and authorities under this Agreement, during the Term, his primary work location will be at the Company’s headquarters in Denver, Colorado. Notwithstanding the foregoing, it is understood and agreed that Executive may from time to time perform his services for the Company from a remote location within the continental United States.

3.            Term of Agreement and Employment.

(a)            Initial Term. This Agreement shall be in full force and effect for an “Initial Term” of three (3) years commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 5.

(b)            Renewal Term. Notwithstanding Section 3(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) either party gives written notice of non-renewal at least 60 days before the Expiration Date or any Renewal Date; or (ii) the Agreement is terminated earlier in accordance with Section 5. The Company’s non-renewal of this Agreement pursuant to this Section 3(b) shall be deemed a “termination without Cause” for purposes of this Agreement and any other written agreement between the Company and Executive.

(c)            Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement.

4.            Compensation and Employment Benefits. In consideration of the performance of Executive’s duties, responsibilities and authorities under this Agreement, the Company shall provide Executive with the following compensation and employment benefits during the Term:

(a)            Base Salary. The Company shall provide Executive with an annualized base salary of $600,000, prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation. The Executive’s Base Salary shall be subject to annual review by the Board and may be adjusted from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement. The Board may delegate its authority under this Agreement, including its review of the Base Salary, to the Compensation Committee (“Compensation Committee”).

(b)            Annual Bonuses and Other Incentive Compensation.

(i)            Annual Bonus. Beginning with fiscal year 2025, during the Term, Executive shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least 100% of the Executive’s Base Salary (the “Target Bonus”). The amount of the Annual Bonus shall be based upon the attainment of one or more pre-established performance goals (A) established by the Board or the Compensation Committee in its sole discretion after good faith consultation with Executive, and (B) provided to Executive in writing within 90 days after the commencement of each fiscal year. The Annual Bonus shall be paid by March 15th of the year following the year to which the Annual Bonus relates.

(ii)            Annual Equity Award. Beginning in fiscal year 2025, Executive shall be eligible to receive annual grants of equity awards consistent with the Company’s then existing incentive equity grant practices. The amount, type, vesting terms, and other terms and conditions of Executive’s equity awards remain subject to approval by the Board and all equity incentive awards shall be granted pursuant to, and subject to, the Company’s Equity Incentive Plan (as it may be amended from time to time, the “EIP”) and applicable award agreements (each, an “Award Agreement”), in the form(s) established by the Board in its sole discretion.

(iii)            Sign-On Bonus. Executive shall be entitled to (a) a one-time signing bonus (“Sign-On Bonus”) of a cash amount in the sum of the Target Bonus prorated from the Effective Date to the end of the 2024 calendar year, less any taxable withholdings, which shall be paid not later than thirty (30) days from the Effective Date; and (b) an equity award consisting of shares of restricted stock or restricted and/or performance stock units having an intended grant date fair value (“Value”) of $3,500,000 (the “Sign-On Equity Award”), to be granted no later than thirty (30) days following the Effective Date. Fifty percent (50%) of the Value of the Sign-On Equity Award shall be subject to time-based vesting in ratable annual increments over the three-year period commencing as of the Effective Date (the “Time Award”), and the remaining fifty percent (50%) of the Value of the Sign-On Equity Award (the “Performance Award”) shall be subject to performance-based vesting based on the following: (x) seventy five percent (75%) of the Value of the Performance Award shall be subject to the achievement of specified Relative Total Shareholder Return for fiscal years 2025-2027 (the “rTSR Award”) and (y) twenty five percent (25%) of the Value of the Performance Award shall be subject to the achievement of specified Absolute Shareholder Return for fiscal years 2025-2028 (the “aTSR Award”). The Sign-On Equity Award will be granted pursuant to, and subject to, the Company’s EIP and the applicable Award Agreement. If Executive is terminated for Cause or voluntarily leaves the Company without Good Reason (as such terms are defined in Section 5) prior to completing twelve (12) months of service from the Effective Date, Executive shall be required to repay to the Company a pro-rated portion of the Sign-On Bonus based on the number of days that have elapsed in the twelve (12) months following the Effective Date through the date of termination. Any amount required to be repaid by Executive shall be repaid to the Company no later than thirty (30) days following the last day of employment with the Company.

(iv)            Other Benefits. Executive shall also be eligible to participate in any other discretionary incentive compensation plans, programs, and arrangements, if any, generally made available to other similarly situated senior executive officers of the Company.

(v)            Officer Protections. Executive shall be entitled to indemnification rights, entitlements and protections that are no less favorable than the indemnification rights, entitlements and protections provided to any other executive officer of the Company, including, without limitation, the Indemnification Agreement attached hereto as Exhibit A. In addition, during Executive’s employment with the Company and while potential liability exists thereafter, the Company or any successor to the Company shall continue to maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and officers of the Company. The provisions of this section shall survive the termination of this Agreement and Executive’s employment with the Company.

(c)            Welfare Benefits. During the Term, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment, and travel accident insurance plans and programs. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement.

(d)            Housing. The Company will provide Executive with executive-level corporate housing in Denver, Colorado, which shall remain in effect until the earlier of (i) the expiration of the Term of this Agreement or (ii) until Executive, in his sole and absolute discretion, relocates his primary residence to Denver, Colorado.

(e)            Car. Executive shall be provided with the use of a Company-provided sport utility vehicle automobile, which shall remain available for Executive’s use through the expiration of the Term of this Agreement.

(f)            Work Away from Home Stipend. During the Term, the Company shall provide Executive a fully taxable stipend of $4,167 per month which is intended to cover Executive’s miscellaneous costs associated with working away from his primary residence.

(g)            Reimbursement of Business Expenses. Executive shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s business and activities during the Term, which shall include a reasonable number of first-class commercial air flights to and from Denver, Colorado or other locations associated with business related travel, and Executive’s primary residence in Charleston, South Carolina. Executive shall submit travel and expense reimbursement requests to the Chairman for approval, at least quarterly. The Company shall reimburse Executive for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement. The Company shall issue to Executive a Company credit card which Executive may use for business expenses.

(h)            Legal Fees. Upon presentation of the relevant invoices, the Company shall pay Executive’s reasonable counsel fees, not to exceed $25,000, incurred in connection with the negotiation and documentation of this Agreement, and matters related hereto, payable within thirty (30) days following the later of (i) the Effective Date, or (ii) the date on which such invoices are provided to the Company. Executive shall be permitted to redact such legal invoices to protect and preserve attorney-client privilege.

(i)            Vacation. Executive shall be entitled to five (5) weeks per year of paid vacation in accordance with the Employer’s vacation policy during the Term.

(j)            Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by Executive and all amounts required to be withheld by applicable federal, state, or local law.

(k)            No Additional Compensation for Services as a Director. During the Term, Executive shall not be entitled to any compensation for services rendered as a member of the Company’s Board.

5.            Termination of Agreement. This Agreement may be terminated as follows, and any termination of this Agreement shall also constitute a termination of Executive’s employment with the Company:

(a)            Death; Inability to Perform. This Agreement shall terminate immediately if the Executive dies and may be terminated upon notice to the Executive by the Company of his Inability to Perform (as defined below). If Executive’s employment hereunder shall terminate on account of his death or Inability to Perform, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive (or Executive’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Obligations (as defined below). “Inability to Perform” shall be deemed to occur when: (i) Executive receives disability benefits under the Company’s applicable long-term-disability plan; or (ii) the Board determines that Executive has become physically or mentally incapable of performing his essential job functions and such inability is expected to continue for a period of at least 90 consecutive days, notwithstanding the provision of reasonable accommodation. In making such determination, the Board may, if it so chooses, solicit the opinion of a qualified, independent physician and in such event the Executive shall provide any relevant medical records and shall submit to any reasonable medical exam requested by the independent physician, the cost of which shall be paid for by the Company.

(b)            By the Company for Cause. The Company may terminate this Agreement for any Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (i) material breach of this Agreement, (ii) failure (other than as a result of any physical or mental disability or infirmity) or refusal to perform Executive’s duties hereunder, including, but not limited to, the willful refusal to follow any lawful directive of the Board within the reasonable scope of Executive’s duties; (iii) material violation of any written employment policy or rule of the Company, which results in or is likely to result in any material reputational or financial harm to the Company, (iv) misconduct or gross negligence in the performance of Executive’s duties to the Company that has a material adverse effect on the Company, (v) willful and material act of embezzlement, fraud or misappropriation of any funds, property, or business opportunity of the Company, (vi) illegal use or distribution of drugs or any abuse of alcohol that adversely affects Executive’s performance in any material respect or (vii) indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or any misdemeanor of moral turpitude. If the Board determines in its reasonable discretion that a cure is possible, the Company shall give Executive written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until Executive fails to cure such acts or omissions within 30 days following receipt of such written notice. If the Board determines in its reasonable discretion that a cure is not possible, Executive shall have no notice or cure rights before this Agreement is terminated for Cause. For purposes hereof, an act, or a failure to act, shall not be deemed “willful” unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the best interest of the Company. For the avoidance of doubt, “Cause” does not include (A) differences of opinion with respect to strategy or implementation of business plans, (B) the success or lack of success of any such strategy or implementation, or (C) any failure to achieve any performance targets, whether relating to Executive, the Company or otherwise.

(c)            By the Company Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing at least fifteen (15) days’ advance written notice to Executive that the Company is terminating the Agreement without Cause. For purposes of this Agreement, a “termination without Cause” by the Company shall include the Company’s non-renewal of this Agreement in accordance with Section 3(b).

(d)            By Executive with Good Reason. Executive shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Executive’s written consent: (i) a reduction in Executive’s Base Salary or Target Bonus opportunity, unless such reduction is not in excess of 10% of the Base Salary or Target Bonus opportunity and is implemented generally across the executive team in response to business conditions; (ii) a diminution in Executive’s title, duties, responsibilities, or authorities; (iii) a requirement that Executive report to an officer or employee other than the Non-Executive Chairman; (iv) a relocation of Executive’s primary work location more than 50 miles away from the Company’s corporate headquarters; or (v) any other action or inaction by the Company that constitutes a material breach of its obligations under this Agreement. To exercise his right to terminate for Good Reason, Executive must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe in reasonably detail the specific condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Executive may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Executive shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(e)            By Executive Without Good Reason. Executive may terminate this Agreement for no reason or any reason other than for Good Reason by providing at least 30 days’ written notice to the Company that Executive is terminating the Agreement without Good Reason. For purposes of this Agreement, a termination “by Executive without Good Reason” shall include the Executive’s non-renewal of this Agreement in accordance with Section 3(b).

(f)            Expiration of Term; Non-Renewal. Either party may terminate this Agreement by providing a proper notice of non-renewal to the other party in accordance with Section 3(b). For purposes of this Agreement, a “termination without Cause” shall include the Company’s non-renewal of this Agreement, in accordance with Section 3(b), and a termination “by Executive without Good Reason” shall include the Executive’s non-renewal of this Agreement in accordance with Section 3(b).

(g)            Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of Executive’s death, the date of death, (ii) if this Agreement is terminated because of Executive’s Inability to Perform, the date the Company notifies Executive of the termination, (iii) if this Agreement is terminated by the Company for Cause, by the Company without Cause, by Executive for Good Reason, or by Executive without Good Reason, the applicable effective date of such termination set forth in the required notice of such termination, or (iv) if this Agreement is terminated by either party giving a proper notice of non-renewal as permitted in Section 3(b) above, the last day of the Term.

(h)            Resignation from Board of Directors. In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of the Company shall immediately terminate. This Section 5(h) shall constitute a resignation notice for such purposes.

6.            Payments and Benefits Due Upon Termination of Agreement.

(a)            Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to Executive under this Agreement, except for (i) payment to Executive of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, and any earned but unpaid Annual Bonus due as of the Termination Date, (ii) provision to Executive, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which Executive has a vested entitlement as of the Termination Date, (iii) payment to Executive of any accrued unused vacation owed to Executive as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to Executive of any un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below) or Change-in-Control Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.

(b)            Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with Section 5(c) (including the Company’s non-renewal of this Agreement) or by Executive resigning his employment for Good Reason in accordance with Section 5(d), the Company shall have no further obligation to Executive under this Agreement, except the Company shall provide the Accrued Obligations to Executive in accordance with Section 6(a) plus the following payments and benefits (collectively, the “Separation Benefits”) to Executive: (i) an amount equal to the Applicable Multiple (defined below) of the sum of (x) Base Salary (at the highest rate in effect during the 12 month period preceding the Termination Date) plus (y) Target Bonus, which will be paid ratably over 18 months following the Termination Date on the Company’s regularly scheduled payroll dates; (ii) accelerated vesting of the next unvested tranche, if any, of the Time Award portion of the Sign-On Equity Award (with the remainder of the unvested Time Award shares or units forfeited immediately); (iii) accelerated or continued vesting of the Performance Award portion of the Sign-On Equity Award, such that (A) with respect to the aTSR Award, (I) any time-vesting component shall be deemed achieved as of the Termination Date as if Executive had remained in employment for the 12 month period immediately following the Termination Date, with any portion of the aTSR Award that would vest as a result of such deemed additional employment being vested immediately, and any portion of the aTSR Award that would be unable to vest after giving effect to such additional deemed service being forfeited immediately, and (II) the aTSR Award shares or units that have not vested or been forfeited after application of the immediately preceding clause shall remain outstanding for the lesser of (i) the 24 month period immediately following the Termination Date or (ii) through the last day of the stated performance period, and shall vest or be forfeited to the extent the applicable performance criteria are achieved (or not achieved) during the applicable post-termination period, and (B) with respect to the rTSR Award, (I) the total number of shares or units subject to the rTSR Award shall be pro-rated, such that (A) a total of one-third (1/3rd) of the total shares or units originally subject to the rTSR Award shall remain outstanding if the Termination Date is less than one year from the Effective Date (with the remaining rTSR Award shares or units forfeited immediately), (B) a total of two-thirds (2/3rds) of the total shares or units originally subject to the rTSR Award shall remain outstanding if the Termination Date occurs one year or more but less than two years from the Effective Date (with the remaining rTSR Award shares or units forfeited immediately), or (C) all of the shares or units originally subject to the rTSR Award shall remain outstanding if the Termination Date occurs two years or more from the Effective Date, and (II) the rTSR Award shares or units that remain outstanding after application of the immediately preceding clause shall vest or be forfeited at the end of the performance period based on the level of achievement of the applicable performance criteria; and (iv) during the eighteen-month period commencing on the Termination Date, provided that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, the Company shall reimburse Executive on a monthly basis for the continuation of such coverage; provided, however, that Executive shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment and the Company shall have no further reimbursement obligation after Executive becomes eligible for group health insurance coverage due to subsequent employment. Except as provided below, any reimbursements due under this Section shall be made in the month following the month to which the applicable premiums relate. The “Applicable Multiple” shall mean (i) 200%, if the Termination Date occurs less than one year from the Effective Date, (ii) 175%, if the Termination Date occurs one year or more but less than two years from the Effective Date, or (iii) 150%, if the Termination Date occurs two years or more from the Effective Date. The Separation Benefits shall be paid or provided only if the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Notwithstanding anything in this Section to the contrary, any Separation Benefits due prior to the date on which the Company receives an executed and fully effective Release (as defined below) shall be accumulated and paid in a single lump sum on the next regularly scheduled payroll date after the Release becomes effective and irrevocable. For the avoidance of doubt, Executive shall not be entitled to the Separation Benefits if this Agreement is terminated (i) due to Executive’s death; (ii) by the Company due to Executive’s Inability to Perform; (iii) by the Company for Cause; (iv) by Executive without Good Reason; or (v) by non-renewal by Executive in accordance with Sections 3(b) and 5(f).

(c)            Impact of Termination of Employment on Annual Equity Awards. Except as otherwise set forth in this Agreement with respect to the Sign-On Equity Award, the treatment of Executive’s equity incentive awards, whether Annual Equity Awards or and any other awards received by Executive during the Term pursuant to the EIP or otherwise, shall be exclusively governed by the terms and conditions of the EIP and the applicable Award Agreement(s) as a result of and following the termination of Executive’s employment with the Company, regardless of the reason for such termination.

7.            Payments and Benefits Due Upon Certain Change-in-Control Events. The parties acknowledge that Executive has entered into this Agreement based on his confidence in the current stockholders of the Company and the support of the Board. Accordingly, if the Company should undergo a Change in Control (as defined below), the parties agree as follows:

(a)            Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(i)            Change in Control: means (i) the acquisition of a majority of the voting equity of the Company by any person or group of persons acting together (which can include a transaction implemented through a merger that has such an effect on the voting equity of the Company or the surviving entity in a merger transaction), (ii) a change in the majority of the members of the Board without such change having been approved by a majority of the members of the Board as constituted prior to such change, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that any such transaction shall only constitute a Change of Control if it also qualifies as a “change in control event” as that phrase is used for purposes of Treasury Regulations promulgated pursuant to Code Section 409A.

(ii)            CIC Effective Date: means the date upon which a Change in Control occurs.

(iii)            Code: means Internal Revenue Code of 1986, as amended from time to time.

(b)            Change-in-Control Benefits. If Executive is employed by the Company on the CIC Effective Date and this Agreement is terminated within the three month period preceding the CIC Effective Date or before the twenty-four months following the CIC Effective Date by the Company without Cause in accordance with Section 5(c) or by Executive for Good Reason in accordance with Section 5(d), then the Company shall have no further obligation to Executive under this Agreement or otherwise, except the Company shall provide Executive with the Accrued Obligations in accordance with Section 6(a) plus the following payments and benefits (collectively, the “Change-in-Control Benefits”) in lieu of any Separation Benefits that may otherwise be due under Section 6(b): (i) an amount equal to 225% of the sum of (x) Base Salary (at the highest rate in effect during the 12 month period preceding the Termination Date) plus (y) Target Bonus, payable in a lump sum on the later of (A) sixty (60) days following the Termination Date and (B) the CIC Effective Date; provided, however, that to the extent Executive has received any payments under Section 6(b)(i) because the termination occurred prior to the CIC Effective Date, the payment due under this Section shall be reduced by the amount of any such payments received under Section 6(b)(i); (ii) a pro-rata share of the Target Bonus for fiscal year of the termination, payable in a lump sum on the later of (A) sixty (60) days following date of termination and (B) the CIC Effective Date; ((i) and (ii), together, the “CIC Pay”); (iii) accelerated vesting of any outstanding time-vested equity awards; (iv) vesting of any outstanding performance-based equity awards in accordance with the terms of the applicable Award Agreement, assuming for such purpose that all time-based vesting conditions are fully satisfied; and (v) provided that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group health insurance plan pursuant to COBRA or similar state law, the Company shall, for the eighteen month period commencing on the Termination Date, reimburse Executive on a monthly basis continuation of such coverage under COBRA; provided, however, that Executive shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment and the Company shall have no further reimbursement after the Executive becomes eligible for group health insurance coverage due to subsequent employment. The Change in Control Benefits shall be paid to the Executive only if the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any COBRA reimbursements due under this Section shall be made in the month following the month to which the applicable premiums relate; provided, however, that reimbursements due prior to the date on which the Company receives an executed and fully effective Release shall be accumulated and paid in a single lump sum on the next regularly scheduled payroll date after the Release becomes effective and irrevocable.

For the avoidance of doubt, Executive shall not be entitled to the Change-in-Control Benefits if this Agreement is terminated (i) due to Executive’s death; (ii) by the Company due to Executive’s Inability to Perform; (iii) by the Company for Cause; (iv) by Executive without Good Reason; or (v) by non-renewal by Executive in accordance with Sections 3(b) and 5(f).

8.            Parachute Payment Limitation. Notwithstanding any contrary provision in this Agreement, if Executive is a “disqualified individual” (as defined in Code Section 280G), and any of the payments and benefits described herein, together with any other payments which Executive has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Code Section 280G), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Executive from the Company shall be $1.00 less than three times Executive’s “base amount” (as defined in Code Section 280G) so that no portion of such payments received by Executive shall be subject to the excise tax imposed by Code Section 4999, or (b) paid in full, whichever produces the better net after-tax result for Executive (taking into account any applicable excise tax under Code Section 4999 and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Board in its sole discretion after consultation with a qualified consulting, accounting, or law firm, and such determination shall be conclusive and binding on all parties. To the extent payments are to be cutback, the Company shall first cutback the CIC Pay, than any other cash parachute payments that are not reduced under Treasury Regulation Section 1.280G-1 Q/A 24(c); then any equity incentive awards that are not reduced under Treasury Regulation Section 1.280G-1 Q/A 24(c); then any equity incentive awards that are reduced under Treasury Regulation Section 1.280G-1 Q/A 24(c). If clause (a) above applies and through error or otherwise a payment that should have otherwise been reduced is made to Executive, Executive shall immediately upon notification repay such amount to the Company.

9.            Conditions on Receipt of Separation Benefits and Change-in-Control Benefits.

(a)            Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Executive of the Separation Benefits or the Change-in-Control Benefits, as applicable, is subject to the conditions that (i) the Executive fully complies with all applicable restrictive covenants of this Agreement; and (ii) within 55 days after the Termination Date, the Executive has executed and delivered to the Company a fully enforceable and irrevocable General Release Agreement in a form attached hereto as Exhibit B (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company and its affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Executive has timely executed the Release and not revoked his acceptance of the Release within any applicable revocation period provided by law (generally, seven days after its execution).

(b)            Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Executive shall be entitled to the Separation Benefits or the Change-in-Control Benefits, as applicable, only if the termination of this Agreement constitutes Executive’s “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).

10.            Confidential Information.

(a)            Scope and Definition of Confidential Information. Executive recognizes and acknowledges that during the course of employment with the Company, Executive has had or will have access to trade secret and other confidential information related to the Company’s business that Executive agrees to keep confidential at all times. Such confidential information includes, but is not limited to, any and all documents received or generated by Company or its executives or employees; customer lists, customer records, technical data, internal financial data, customer financial information, information regarding sales, costs, pricing, profits, operation techniques and procedures, service developments or improvements, processes, business and strategic plans, financial forecasts, sales and earnings information and trends, overhead and other costs, accounting information, banking and financing information, product and merchandising information, information concerning offered or proposed products or services, bids, products or services specifications, data, drawings, performance characteristics, features, capabilities and plans, vendor contracts, acquisition targets, development and delivery schedules, customer and supplier contact information, customer preference data, purchasing habits, sales history, computer hardware and software, research and development objectives, information belonging to or provided in confidence by any individual, customer, supplier, trading partner, as well as any other information to which Executive had access solely by reason of Executive’s employment with the Company, and any other information that derives economic value from being confidential to or trade secrets of Company (hereinafter “Confidential Information”). Confidential Information does not include (i) information arising from Executive’s general training, knowledge, skill or experience, whether gained on the job or otherwise; (ii) information readily ascertainable to the public; or (iii) information that Executive otherwise has a right to disclose as legally protected conduct.

(b)            Agreement to Provide Confidential Information to Executive. In exchange for Executive’s promises in this Agreement, the Company agrees during the Term to provide Executive with access to previously undisclosed Confidential Information related to his duties, responsibilities, and authorities under this Agreement.

(c)            Agreement to Return Company Property and Confidential Information. At any time during employment upon demand by the Company, and immediately upon termination of this Agreement, regardless of the reason for such termination, Executive shall return to the Company all property of the Company of which Executive is aware is in his possession or under his control (based upon a diligent search), including without limitation all Confidential Information, and shall retain no copies in any form, including electronic copies. The Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as Executive promptly returns such property to the Company upon becoming aware that such property is in his possession or control.

(d)            Agreement not to Use or Disclose Confidential Information in Unauthorized Manner. Executive acknowledges and agrees that (i) all Confidential Information is considered confidential and proprietary to the Company; and (ii) he has no right, other than under this Agreement, to receive any Confidential Information. Executive shall at all times hold in strictest confidence, and shall not disclose or use, any Confidential Information (regardless of whether received before or after the Effective Date) except for the exclusive benefit of the Company in the ordinary course of performing his duties, responsibilities, and authorities under this Agreement. Executive shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, being furnished with, disclosing, or using any Confidential Information.

(e)            Protected Activities. Nothing in this Agreement is intended to, or does, prohibit Executive from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected concerted activities (such as discussing information about the terms, conditions, wages, and benefits of employment with other employees or third parties for the purpose of collective bargaining or other mutual aid or protection of employees); (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or discussing or disclosing, either orally or in writing any alleged discriminatory or unfair employment practice; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Executive understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive likewise understands that, in the event he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret(s) of the Company to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company applicable to Executive (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or obtain their prior approval before engaging in any such communications.

11.            Non-Competition and Non-Solicitation Restrictive Covenants.

(a)            Acknowledgment of Competitive Business. Executive acknowledges and agrees that (i) the business of the Company is highly competitive; (ii) he is entitled by virtue of his position of trust and confidence with the Company and his duties, responsibilities, and authorities under this Agreement to access Confidential Information, which could be used by competitors of the Company in a manner that would irreparably harm its competitive position in the marketplace; (iii) he will be responsible under this Agreement and as the trusted representative of the Company for developing and continuing valuable business relationships and goodwill on behalf of it with its most important customers, vendors, and employees; (iv) he could call on such relationships, goodwill, and Confidential Information if he competed against the Company to gain an unfair competitive advantage that would irreparably harm them; and (v) the goodwill and Confidential Information Executive will develop and receive pursuant to this Agreement will enhance his reputation in the Business and increase his earning capacity.

(b)            Acknowledgment of Need for Protection. Executive further acknowledges and agrees that it would be impossible for him to ignore all knowledge of the Confidential Information and goodwill if he were to compete against the Company. It is therefore reasonable and proper for the Company to protect against the intentional or inadvertent use of the Confidential Information, including the Company’s trade secrets, and goodwill in competition with it. Accordingly, Executive agrees that a prohibition against his competing with the Company in business or soliciting customers, vendors, employees, or other service providers of the Company during Term and for a reasonable period of time thereafter within a reasonable geographic area is appropriate and necessary for the protection of the Confidential Information, goodwill, and other legitimate business interests of the Company.

(c)            Covenant not to Compete. For purposes of this Section, the term “Restricted Area” shall mean New Mexico and Utah, as well as any other states where Company currently has, or may during the Executive’s term of employment hereafter expand its, operations. Activities that are competitive to the Company include any business or activity involved in the design, development, manufacture, sale, marketing, production, distribution, or servicing of potash, lithium, water, or crop nutrition products, or any other significant business in which the Company is engaged or preparing to engage in as of the Termination Date.

Executive agrees that, during his employment with Company and for a period of eighteen (18) months after termination of said employment (“Restricted Period”), whether voluntary or involuntary, with or without Cause, Executive will not within the Restricted Area:

(i)            Engage in any activities competitive to Company, whether as an owner, executive, consultant, employee, associate, contractor, or in any other capacity;

(ii)            provide or offer to provide products or services competitive to those offered by Company;

(iii)            compete directly or indirectly with Company for the business of Company’s existing, prospective or former customers, including, without limitation, assisting any other individual or entity, of whatever type or description, in providing any such competing products or services. For purposes of this Agreement, existing, prospective or former customers of Company shall mean any and all customers or prospective customers of Company to or with whom Company or Executive provide(d) services, offer(ed) to provide services, had substantial contact during the last twelve (12) months of Executive’s relationship with Company, or about which Executive learned Confidential Information as that term is defined in Section 10 hereof; or

(iv)            provide advice to, consult with, or provide any service whatsoever to any individual or business that in any way competes, or is preparing to compete with the Company, other than as set forth in (iii) of the following paragraph (regarding providing non-competitive services to a diversified business post-employment).

Notwithstanding the foregoing, nothing herein shall prohibit Executive from: (i) being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; (ii) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate a competitive business; or (iii) after termination of employment with the Company, commencing employment with, or providing services to, a subsidiary, division, or unit of any entity that has a diversified business so long as Executive does not perform services for or in respect of the business that engages in the competitive business or oversees or manages (directly or indirectly) any person who performs services for or in respect of the business that engages in a competitive business.

(d)            Covenant not to Solicit. During the Restricted Period and in the Restricted Area, Executive shall not directly or indirectly, on behalf of himself or any third party (including without limitation through any family member or controlled affiliate), (i) solicit the sale of goods, services, or a combination of goods and services in competition with the Company from the established customers of the Company on behalf of himself or any other entity that competes against the Company, or (ii) solicit, hire, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee or non-employee service provider of the Company or was an employee or non-employee service provider of the Company at any time in the twelve-month period preceding the proposed solicitation. For avoidance of doubt, it shall not be a breach of this section for Executive (i) to post general job listings or similar broad-based advertisement for employment or other services, as long as such listings or advertisements are not directly or indirectly targeted at the Company’s employees or service providers; or (ii) to serve as a reference for any Company employee.

12.            Inventions. Any and all Confidential Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Executive before or after the Effective Date, alone or jointly, in the performance of his duties, responsibilities, or authorities for the Company (the “Inventions”) shall be the sole and exclusive property of the Company, as applicable. Executive acknowledges that all original works of authorship protectable by copyright that are produced by Executive in the performance of his duties, responsibilities, or authorities for the Company are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, Executive hereby assigns without further consideration all right, title, and interest in such works to the Company. Executive shall treat all Inventions as Confidential Information, and hereby assigns to the Company without further consideration all of his right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. Executive shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company under this Agreement, all at the Company’s sole cost and expense.

13.            Survival and Enforcement of Covenants; Remedies.

(a)            Survival of Covenants. Executive’s covenants in Sections 10-13 shall survive the termination of this Agreement according to their terms, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement by the Company of those covenants.

(b)            Enforcement of Covenants. Executive acknowledges and agrees that his covenants in Sections 10-12 are ancillary to the otherwise enforceable agreements by the Company under Section 10 to provide him with previously undisclosed Confidential Information and by him not to disclose such Confidential Information, and are supported by independent, valuable consideration. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to him and do not include any greater restraint than is reasonably necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company. Executive further agrees that, if at some later date, a court of competent jurisdiction determines that any of the covenants in Sections 10-13 are unreasonable, any such covenants shall be divisible and may be reformed by the court and enforced to the maximum extent permitted under applicable law.

(c)            Remedies. In the event of breach or threatened breach by Executive of any of his covenants in Sections 10-13 of this Agreement, the Company shall be irreparably damaged in amounts difficult to ascertain and therefore the Company shall be entitled to seek equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which the Company may be entitled, including any and all monetary damages, which it may incur as a result of such breach, violation, or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If Executive breaches any of his covenants in Section 11, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of him from the time he first breached such covenants until the time when he ceases such breach. Notwithstanding anything to the contrary in this Agreement, the Company may amend the provisions of Sections 10-13 without the approval of Executive or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained. Any such less restrictive limitations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, Executive shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment.

(d)            Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any generally applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Executive, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect, as long as any such adoption or amendment applies to Executive in the same manner as it applies to all other executives of the Company.

14.            Successors and Assigns. Executive’s duties, responsibilities, and authorities under this Agreement are personal to him and shall not be assigned to any person or entity without written consent from the Board. The Company may assign this Agreement without Executive’s further consent to any successor of the Company (whether by merger, consolidation, reorganization, reincorporation, or sale of stock or equity interests), or any purchaser of the majority of the assets of the Company; provided, however, that in the event of a Change in Control, the Company shall cause the surviving entity in any such Change in Control to assume the Company’s obligations under the Agreement to the extent such obligations have not yet been fully performed. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

15.            Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

16.            Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters. The parties acknowledge and agree that the other party hereto has not made any promise or representation concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, each party is not relying on any prior oral or written statement or representation by the other party or its representatives outside of this Agreement but is instead relying solely on his and its own judgment and his and its legal and tax advisors, if any.

17.            Inconsistencies. Notwithstanding anything to the contrary, if any provision of this Agreement is inconsistent with any provision of the Company’s employment policies, the applicable provision of this Agreement shall govern.

18.            Amendment. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of the Executive in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company is listed; provided, however, that (i) any such amendment shall preserve the rights and benefits of Executive hereunder as reasonably possible, and (ii) the Company shall use reasonable efforts to consult with and provide Executive notice prior to and regarding any such proposed amendment.

19.            Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

20.            Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by such court by limitation, then such provision shall be so limited by such court and shall be enforceable to the maximum extent permitted by applicable law.

21.            Governing Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in the State of Colorado. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.

22.            Third-Party Beneficiaries. The Company’s subsidiaries shall be included within the definition of “Company” for purposes of this Agreement, are intended to be third-party beneficiaries of this Agreement, and therefore may enforce this Agreement.

23.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

24.            Code Section 409A.

(a)            Code Section 409A. The parties intend for all payments provided to Executive under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. In addition, and without limiting the generality of the foregoing, it is the intent of the parties that the Separation Benefits and Change in Control Benefits and COBRA benefits set forth in this Agreement be exempt from Code Section 409A as “short-term deferrals,” as “involuntary separation pay,” or under any other Code Section 409A exemption that may be applicable, to the maximum extent possible. The provisions of this Agreement shall be interpreted in a manner consistent with the foregoing intents. In no event, however, shall the Company have any liability to Executive for any taxes, penalties, or interest incurred by Executive as a result of the application of Code Section 409A to any payment or benefit provided by this Agreement.

(b)            Separate Payments. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

(c)            Specified Executive Postponement. Notwithstanding the previous Section or any other provision of this Agreement to the contrary, if the Company or an affiliate that is treated as a “service recipient” (as defined in Code Section 409A) is publicly traded on an established securities market (or otherwise) and Executive is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Code Section 409A on account of Executive’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Code Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of Executive’s death or (ii) the date that is six months and one day after Executive’s Separation from Service. The determination of whether Executive is a “specified employee” shall be made in accordance with Code Section 409A using the default provisions in Code Section 409A unless another permitted method has been prescribed for such purpose by the Company.

(d)            Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

25.            Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Executive shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Executive therefore has the right, and is encouraged by this Section, to consult with a tax advisor of his choice before signing this Agreement. Executive is also encouraged by this Section to consult with an attorney of his choice before signing this Agreement.

26.            Representations of Executive. Executive represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between Executive and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company or its affiliates any proprietary information or trade secrets of any former employer or other third party. Executive further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Executive further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Executive.

27.            Cooperation. The parties agree that certain matters in which Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason and for a period of seven (7) years thereafter, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters as determined by the Board in its sole discretion, the Company shall compensate Executive at an hourly rate based on Executive’s Base Salary on the Termination Date.

28.            Survival. The following provisions shall survive the termination of Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4(b)(v) (“Officer Protections”), Section 6 (“Payments and Benefits Due Upon Termination of Agreement”), Section 7 (“Payments and Benefits Due Upon Certain Change-in-Control Events”), Section 9 (“Conditions on Receipt of Separation Benefits and Change-in-Control Benefits”), Section 10 (“Confidential Information”), Section 11 (“Non-Competition and Non-Solicitation Restrictive Covenants”), Section 13 (“Survival and Enforcement of Covenants; Remedies”), Section 15 (“Waiver of Right to Jury Trial”), Section 16 (“Entire Agreement”), Section 17 (“Inconsistencies”), Section 21 (“Governing Law; Venue”), Section 27 (“Cooperation”), and Section 29 (“Notices”).

29.            Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, addressed to:	If to the Company, addressed to:
Kevin S. Crutchfield 113 River Green Place Daniel Island, SC 29492 or the last known residential address reflected in the Company’s records	Intrepid Potash, Inc. 707 17th Street, Suite 4200 Denver, Colorado 80202 Attention: Robert Barclay

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

[Signature Page Follows]

AGREED as of the dates signed below:

INTREPID POTASH, INC.		KEVIN S. CRUTCHFIELD

By:	/s/ Barth Whitham	/s/ Kevin S. Crutchfield
	Barth Whitham	Kevin S. Crutchfield

Date Signed: November 27, 2024		Date Signed: November 27, 2024

Exhibit A

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, dated as of [●], 202[●], is made by and between Intrepid Potash, Inc., a Delaware corporation (the “Company”) and (the “Indemnitee”).

RECITALS

A.            The Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers.

B.            The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take.

C.            The Company and Indemnitee recognize that plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors and officers.

D.            The Company believes that it is unfair for its directors and officers and the directors and officers of its subsidiaries to assume the risk of huge judgments and other expenses which may occur in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable.

E.            The Company, after reasonable investigation, has determined that the liability insurance coverage presently available to the Company or its subsidiaries may be inadequate in certain circumstances to cover all possible exposure for which Indemnitee should be protected. The Company believes that the interests of the Company and its stockholders would best be served by a combination of such insurance and the indemnification by the Company of the directors and officers of the Company.

F.            The Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) requires the Company to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The Certificate of Incorporation expressly provides that the indemnification provisions set forth therein are not exclusive, and contemplates that contracts may be entered into between the Company and its directors and officers with respect to indemnification.

G.            Section 145 of the DGCL (“Section 145”), under which the Company is organized, empowers the Company to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

H.            Section 102(b)(7) of the DGCL allows a corporation to include in its certificate of incorporation a provision limiting or eliminating the personal liability of a director for monetary damages in respect of claims by stockholders and corporations for breach of certain fiduciary duties, and the Company has so provided in its Certificate of Incorporation that each director shall be exculpated from such liability to the maximum extent permitted by law.

I.            The Board of Directors has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Company and its stockholders.

J.            The Company desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Company and/or one or more subsidiaries of the Company free from undue concern for unwarranted claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company.

K.            Indemnitee is willing to serve, continue to serve or to provide additional service for or on behalf of the Company and/or one or more subsidiaries of the Company on the condition that Indemnitee is furnished the indemnity provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Right to Indemnification. To the fullest extent permitted by the laws of the State of Delaware:

(a)            The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (including any investigations) by reason of the fact that Indemnitee is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent (which for purposes hereof, shall include a trustee, partner or manager or similar capacity) of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under Section 102(b)(7) of the DGCL as in existence on the date hereof.

(b)            The indemnification provided by this Section 1 shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such proceeding and any appeal therefrom, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(c)            Notwithstanding the foregoing provisions of this Section 1, in the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, Indemnitee shall be entitled to the rights of indemnification provided for herein in connection with such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification shall be made in respect of any such claim, issue or matter as to which Indemnitee shall have been finally adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(d)            The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful. In addition, neither the failure of the party making the determination as specified in Section 3 below (the “reviewing party”) to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the reviewing party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense in such legal proceedings to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by the reviewing party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish by clear and convincing evidence that Indemnitee is not so entitled.

(e)            The indemnification and contribution provided for herein will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee or any officer, director, employee, agent or controlling person of Indemnitee.

2.            Successful Defense: Partial Indemnification.

(a)            To the extent that Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 1 hereof or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. For purposes of this Agreement and without limiting the foregoing, if any proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without:

(i)	the disposition being adverse to Indemnitee;

(ii)	an adjudication that Indemnitee was liable to the Company;

(iii)	a plea of guilty or nolo contendere by Indemnitee;

(iv)	an adjudication that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; and

(v)	with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(b)            If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any proceeding, or in defense of any claim, issue or matter therein, and any appeal therefrom but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

3.            Determination That Indemnification Is Proper. Any indemnification hereunder shall (unless otherwise ordered by a court) be made by the Company unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 1(b) hereof. Any such determination shall be made:

(i)	by a majority vote of the directors who are not parties to the proceeding in question (“disinterested directors”), even if less than a quorum;

(ii)	by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, even if less than a quorum;

(iii)	by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote on the matter, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the proceeding in question;

(iv)	by independent legal counsel; or

(v)	by a court of competent jurisdiction.

4.	Advance Payment of Expenses: Notification and Defense of Claim.

(a)            Expenses (including attorneys’ fees) incurred by Indemnitee in defending a threatened or pending proceeding, or in connection with an enforcement action pursuant to Section 5(b) or Section 7(b), shall be paid by the Company in advance of the final disposition of such proceeding within twenty (20) days after receipt by the Company of (i) a statement or statements from Indemnitee requesting such advance or advances from time to time, and (ii) an undertaking by or on behalf of Indemnitee to repay such amount or amounts, only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement or otherwise. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. Advances shall be unsecured and interest-free.

(b)            Within thirty (30) days after receipt by Indemnitee of notice of the commencement of any proceeding, Indemnitee shall, if a claim thereof is to be made against the Company hereunder, notify the Company of the commencement thereof. The failure to timely notify the Company of the commencement of the proceeding, or Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder, except to the extent the Company is prejudiced in its defense of such proceeding as a result of such failure.

(c)            In the event the Company shall be obligated to pay the expenses of Indemnitee with respect to any proceeding, as provided in this Agreement, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that:

(i)            Indemnitee shall have the right to employ Indemnitee’s own counsel in such proceeding at Indemnitee’s expense; and

(ii)            if (A) the employment of counsel by Indemnitee has been previously authorized in writing by the Company, (B) counsel to the Company or Indemnitee shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then (in each case) the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company, except as otherwise expressly provided by this Agreement.

The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Company or Indemnitee shall have reasonably made the conclusion provided for in clause (B) above.

(d)            Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is, by reason of Indemnitee’s corporate status with respect to the Company or any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee is or was serving or has agreed to serve at the request of the Company, a witness or otherwise participates in any proceeding at a time when Indemnitee is not a party in the proceeding, the Company shall indemnify Indemnitee against all expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

5.            Procedure for Indemnification.

(a)            To obtain indemnification, Indemnitee shall promptly submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)            The Company’s determination whether to grant Indemnitee’s indemnification request shall be made promptly, and in any event within 45 days following receipt of a request for indemnification pursuant to Section 5(a). The right to indemnification as granted by Section 1 of this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction if the Company denies such request, in whole or in part, or fails to respond within such 45-day period. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 4 hereof where the required undertaking, if any, has been received by the Company) that Indemnitee has not met the standard of conduct set forth in Section 1 hereof, but the burden of proving such defense by clear and convincing evidence shall be on the Company. Neither the failure of the Company (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 1 hereof, nor the fact that there has been an actual determination by the Company (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has or has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company.

(c)            The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification pursuant to this Section 5, and the Company shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Company overcomes such presumption by clear and convincing evidence.

6.            Insurance and Subrogation.

(a)            The Company shall purchase and maintain insurance in reasonable amounts from established and reputable insurers on behalf of Indemnitee (which shall include so called “tail” coverage) who is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf in any such capacity, or arising out of Indemnitee’s status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. If the Company has such insurance in effect at the time the Company receives from Indemnitee any notice of the commencement of a proceeding, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.

(b)            In the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Company shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(c)            The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.

7.            Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:

(a)            Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to any proceeding (or part thereof) initiated by Indemnitee, except with respect to a proceeding brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Section 7(b) of this Agreement), unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company.

(b)            Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in establishing Indemnitee’s right to indemnification in such proceeding, in whole or in part, or unless and to the extent that the court in such proceeding shall determine that, despite Indemnitee’s failure to establish their right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 7(b) is intended to limit the Company’s obligation with respect to the advancement of expenses to Indemnitee in connection with any such proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 4 hereof.

(c)            Section 16 Violations. To indemnify Indemnitee on account of any proceeding with respect to which final judgment is rendered against Indemnitee for payment or an accounting of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(d)            Certain Settlement Provisions. To indemnify Indemnitee for amounts paid in settlement of any proceeding without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.

8.            Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Company shall (whether or not it is jointly liable with Indemnitee or would be joined in any proceeding), to the fullest extent permitted by law, contribute to the payment of Indemnitee’s costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, whether civil, criminal, administrative or investigative, in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the Company or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the standard of conduct set forth in Section 1 hereof, or (ii) any limitation on indemnification set forth in Section 6(c) or 7 hereof.

9.            Non-Exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, in any court in which a proceeding is brought, the vote of the Company’s stockholders or disinterested directors, other agreements or otherwise, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of Indemnitee. However, no amendment or alteration of the Company’s Certificate of Incorporation or Bylaws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

10.            Enforcement. The Company shall be precluded from asserting in any judicial proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by Indemnitee for enforcement of his rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Company to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Company of its obligations under this Agreement.

11.            Interpretation of Agreement.

(a)            It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law, including in those circumstances in which indemnification would otherwise be discretionary.

(b)            If the DGCL is amended after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then the Company shall indemnify Indemnitee to the fullest extent permitted by the DGCL, as so amended.

12.            No Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

13.            Survival of Rights.

(a)            All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director, officer, employee or agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed proceeding by reason of the fact that Indemnitee was serving in the capacity referred to herein.

(b)            The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) or to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c)            All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, heirs, executors, administrators and legal representatives.

14.            Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

15.            Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)            The term “by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise” shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(b)            The term “Company” shall include, without limitation and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(c)            The term “expenses” shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Company or any third party, provided that the rate of compensation and estimated time involved is approved by the Board of Directors, which approval shall not be unreasonably withheld), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise.

(d)            The term “independent legal counsel” shall mean an attorney or firm of attorneys, who shall not have otherwise performed services for the Company or any Indemnitee within the last five years (other than with respect to matters concerning the right of any Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements). Any such independent legal counsel shall be selected by the Board of Directors, unless the Board of Directors shall request that the Indemnitee shall make such selection. The party selecting the independent legal counsel shall promptly provide written notice to the other party of its selection. Within 10 days after receipt of such written notice, Indemnitee or the Company, as the case may be, may, deliver to the Company or the Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the independent legal counsel so selected does not meet the requirements hereof.

(e)            The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Company), as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).

(f)            The term “not opposed to the best interests of the Company” shall include, without limitation, action taken by a person in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan.

(g)            The term “other enterprises” shall include, without limitation, employee benefit plans.

(h)            The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative.

(i)            The term “serving at the request of the Company” shall include, without limitation, any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

16.            Notices. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by email, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Company:

707 17th Street, Suite 4200

Denver CO 80202

Attn: Chief Executive Officer

Email:

With a copy to:

707 17th Street, Suite 4200

Denver CO 80202

Attn: Secretary

Email:

If to Indemnitee:

__________________________

__________________________

Email:

With a copy to:

__________________________

__________________________

Email:

17.            Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements between Indemnitee and the Company or its predecessors with respect to the matters covered hereby are expressly superseded by this Agreement.

18.            Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.            Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

20.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

21.            Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

INTREPID POTASH, INC.

By:
Name:
Title:

INDEMNITEE

[Name]

EXHIBIT B

GENERAL RELEASE AGREEMENT

[To be completed when employment terminates]

This General Release Agreement (this “Agreement”) constitutes the Release referred to in that certain Employment Agreement (the “Employment Agreement”) executed and agreed to as of [●], by and among Intrepid Potash, Inc. (the “Company”) and [•] (“Executive”).

(a)            Capitalized words used but not defined in this Agreement shall have the same meaning as such terms are assigned by the Employment Agreement. In exchange for the [Separation Benefits or] Change-in-Control Benefits, as applicable, to be provided to Executive by the Company in accordance with the Employment Agreement, the Executive releases, waives, acquits, and forever discharges to the maximum extent permitted by law any and all rights, claims, and demands of whatever kind or character, whether presently known to me or unknown, and whether vicarious, derivative, or direct or indirect, that he may have or assert against (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company, including without limitation [•]; (iii) any past or present officer, director, or employee of the entities just referred to in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii) (the “Released Parties”). This release includes without limitation any claims arising under federal, state, or local laws prohibiting employment discrimination, [including without limitation the Age Discrimination in Employment Act (“ADEA”)]; any claims growing out of any legal restrictions, contractual or otherwise, on the Company’s right to terminate the employment of its employees; any claims arising out of Executive’s employment with the Company or the termination of that employment; any claims relating to or arising out of any agreement or contract between Executive and any of the Released Parties; and any claims arising out of or based on any other act, conduct, or omission of any of the Released Parties (collectively, the rights, claims, and demands referenced above are referred to as the “Released Claims”). This release does not prevent Executive from filing any administrative claims for unemployment compensation or workers’ compensation benefits. This Agreement is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the Separation Payments, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

In no event shall the Released Claims include [(a) any claim under the ADEA which arises after the date this Agreement is signed by Executive], (b) any claim to vested benefits under an employee benefit plan, (c) any claims for [describe all indemnification rights that survive termination under any applicable agreements or at law], or (d) any claim relating to Executive’s status as a director (other than claims for unpaid director compensation, claims for indemnification, and claims for coverage under D&O insurance) or a stockholder of the Company or any other Released Party. Further, the parties expressly acknowledge that Executive retains the following equity interests, which are not waived by this Agreement, and which continue to be governed by the agreement and/or plan through which they were awarded: [summary of equity ownership and agreement(s)/plan(s) that is/are source(s) of entitlement (including any applicable restricted unit agreements and the rights therein that survive such termination)].

By signing this Agreement, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement.  The release set forth in this Agreement also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.

Notwithstanding the release in this Agreement, nothing in this Agreement prevents Executive from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation conducted by, any governmental agency, (ii) making disclosures or giving truthful testimony as required by law or valid legal process (such as by a subpoena), or (iii) engaging in other legally-protected activities. Executive acknowledges and agrees, however, that he forever waives any right to recover, and he will not request or accept, anything of monetary value from any of the Released Parties arising out of or connected in any way with his employment or the ending of his employment with the Company, the employment practices of the Company, or with any other act, conduct, or omission of any of the Released Parties, other than the [Separation Payments][Change in Control Benefits], whether sought directly by him or by any governmental agency, individuals, or group of individuals on his behalf, provided, however, that this Agreement does not limit Executive’s ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity.

THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)            Executive agrees not to bring or join any lawsuit, arbitration, or other proceeding against any of the Released Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Released Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Released Parties to any person (including any entity), in each case, with respect to any Released Claims.

(c)            During Executive’s employment and for the Restricted Period, Executive further agrees to (i) not make any disparaging remarks to any third party about the Released Parties or their operations, practices, officers, or directors, members, managers, employees, or contractors, provided, however, that this provision is not intended to and shall not have the effect of limiting or prohibiting Executive from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice or engaging in the protected activities set forth in subsection (d) below, (ii) to comply with his continuing post-termination obligations owed to the Company under the Employment Agreement and otherwise (including any prohibition on the use of Confidential Information), and (iii) promptly return to the Company all property of any Released Party in his possession or under his control in accordance with the Employment Agreement. [With respect to (ii), the Restricted Area is as follows: _______________________.] During Executive’s employment and for the Restricted Period, the Company hereby agrees that it shall instruct in writing each director and officer of the Company to not make disparaging remarks to any third party about Executive.

(d)            Executive’s covenants in Sections 11-13 of the Employment Agreement (and those provisions necessary to enforce and interpret them) remain in full force and effect, and Executive promises to abide by such covenants. Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive from any governmental agency; (iii) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing herein or in the Employment Agreement shall prevent Executive from, nor shall Executive be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other confidential information that is: (A) made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of applicable law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law.

(e)      By executing and delivering this Agreement, Executive acknowledges that: (i) Executive has carefully read this Agreement; (ii)      Executive has had at least 55 days to consider this Agreement before the execution and delivery hereof to the Company; (iii) Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; (iv) Executive fully understands the final and binding effect of this Agreement and agrees that the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; (v) Executive is signing this Agreement voluntarily and of Executive’s own free will and Executive understands and agrees to each of the terms of this Agreement; and (vi) Executive has been paid all wages and other compensation to which Executive is entitled pursuant to his employment with the Company and received all leaves (paid and unpaid) to which Executive was entitled during such employment.

Executive further acknowledges and agrees that (1) he has been given a reasonable period to read and consider this Agreement before signing it; (2) this Agreement and the Employment Agreement contain the entire understandings and agreements between the Company and him regarding their subject matters and supersede all prior agreements and understandings between them; (3) he has read this Agreement and fully understands the effect of his signing this Agreement; (4) in signing this Agreement, he is not relying on any written or oral statement or promise from the Company other than in this Agreement and the Employment Agreement; (5) this Agreement shall be governed by Colorado law and exclusive venue for any claim between the parties or their affiliates arising out of or related this Agreement is in any state or federal court of competent jurisdiction in the State of Colorado; and (6) nothing in this Agreement constitutes any sort of admission of liability.

[Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be delivered to [•] on or before 11:59 p.m., M.S.T., on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No [Separation Benefits or] Change-in-Control Benefits, as applicable, shall be paid if this Agreement is revoked by Executive in the foregoing manner.]

Executed on this ___________ day of _____________, _______.

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